Exhibit 99.1

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended				Year Ended 12/31/07
	3/31/07	6/30/07	9/30/07	12/31/07
Revenue
JBT FoodTech	$123.5	$153.5	$146.9	$170.2	$594.1
JBT AeroTech	71.9	86.7	106.0	121.4	386.0
Other revenue (1) and intercompany eliminations	(0.6)	(2.3)	1.8	(1.0)	(2.1)

Total revenue	$194.8	$237.9	$254.7	$290.6	$978.0

Segment Operating Profit
JBT FoodTech	$10.7	$12.9	$14.7	$16.7	$55.0
JBT AeroTech	2.1	6.5	10.7	13.1	32.4

Total segment operating profit	12.8	19.4	25.4	29.8	87.4

Corporate items
Corporate expense	(2.6)	(3.0)	(3.1)	(2.6)	(11.3)
Other expense, net (1)	(3.4)	(4.8)	(2.4)	(4.4)	(15.0)
Net interest income	0.1	—	0.1	0.3	0.5

Total corporate items	(5.9)	(7.8)	(5.4)	(6.7)	(25.8)

Income from continuing operations before income taxes	$6.9	$11.6	$20.0	$23.1	$61.6

(1)	Other revenue and other expense, net comprises certain gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Six Months Ended 6/30/08
	3/31/08	6/30/08
Revenue
JBT FoodTech	$149.8	$158.5	$308.3
JBT AeroTech	111.6	117.1	228.7
Other revenue (1) and intercompany eliminations	(1.2)	1.1	(0.1)

Total revenue	$260.2	$276.7	$536.9

Segment Operating Profit
JBT FoodTech	$14.4	$14.4	$28.8
JBT AeroTech	9.0	10.6	19.6

Total segment operating profit	23.4	25.0	48.4

Corporate items
Corporate expense	(2.8)	(3.0)	(5.8)
Other expense, net (1)	(1.3)	(2.7)	(4.0)
Net interest income	0.1	0.2	0.3

Total corporate items	(4.0)	(5.5)	(9.5)

Income from continuing operations before income taxes	$19.4	$19.5	$38.9

(1)	Other revenue and other expense, net comprises certain gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.